NEWS RELEASE

BROOKFIELD HOMES ANNOUNCES FIRST QUARTER NET NEW ORDERS AND
NOTICE OF FIRST QUARTER CONFERENCE CALL AND WEBCAST

Del Mar, California, April 5, 2004 — (BHS: NYSE)

Net New Orders

Net new orders increased by 145 units for the three months ended March 31, 2004 compared to the same period in 2003. The increase is due mainly to continued strong market conditions and a higher number of active selling communities.

A summary by region of the net new orders and active selling communities for the three months ended March 31 are as follows:

	Net New Orders		Active Selling Communities

	2004	2003	2004	2003

San Francisco Bay Area	131	80	5	5
Southland / Los Angeles	140	61	6	4
San Diego / Riverside	161	151	5	5
Northern Virginia	135	130	14	13

	567	422	30	27

Webcast and Conference Call for Investors and Analysts

You are invited to participate in Brookfield Homes’ First Quarter Conference Call on Thursday, May 5, 2004 at 11:00 a.m. (EST) to discuss with members of senior management our results and current business initiatives.

Brookfield Homes will release its 2004 first quarter financial results on May 4th at approximately 2:00 p.m. (EST), and they will be available on our website at www.brookfieldhomes.com under “Investor Relations – Press Releases.” Our supplemental information package will also be available under “Investor Relations – Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.

To participate in the Conference Call, please dial 416-695-5261 or 1-800-446-4472, toll free in North America, at approximately 10 minutes prior to the start time. The reservation number for this call is

T490834S. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight Thursday, May 19, 2004. To access this rebroadcast, please call 1-888-509-0082, toll free in North America.

Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 20,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com